January 22, 2006

Dr. Barry Andrews
Vice-Chairman, 8x8, Inc.

Dear Barry:

This letter confirms that you are effectively resigning from 8x8, Inc. ("8x8") and from the 8x8 Board of Directors on January 24, 2006, which starts the severance provisions outlined below, pursuant to final approval via formal resolution by 8x8's Board of Directors:

  EMPLOYMENT. You effectively remain an employee of 8x8 through January 23, 2007, though are free to seek employment elsewhere, subject to honoring the obligations of noncompete (which are determined at the time you are engaging in any new activity, and are intended to prevent 8x8 from paying you salary while you are working for a direct competitor, such as Vonage, SunRocket or the CallVantage group at AT&T, whereas employment at Google or elsewhere would not conflict so long as there is no direct competition with 8x8) and nondisclosure, as well as assignment of intellectual property developed through January 24, 2006. You owe us nothing on intellectual property developed after January 24, 2006. You agree for a period of twelve months after January 24, 2006 to be available to consult on matters as they might arise that relate to your employment prior to January 24, 2006, including answering questions or talking to some partner or party who may require technical or legal assistance. Your approved expenses incurred through January 24, 2006 will be paid out through the normal expense report process. You resign as an officer and director effective January 24, 2006. You will continue to be paid via 8x8's normal payroll through January 23, 2007, at which time you will be reimbursed for your PTO at your final exit interview.
  STOCK, MEDICAL AND OTHER BENEFITS. You will continue to vest your existing stock grants subject to stock plan provisions through January 23, 2007. You will continue to receive medical and other benefits, including 401(k) and ESPP, for this 12 month period (through January 23, 2007) other than PTO which ceases to accrue on January 24, 2006.
  8x8 PROPERTY AND E-MAIL. You will continue to use any 8x8 equipment presently in your possession if you desire. 8x8 will cease to pay for your cellular phone service after February 28, 2006 (though you can get reimbursed for any approved 8x8 phone calls/expenses on your cell phone or elsewhere incurred as part of any 8x8 consulting herein through the normal expense report process, and 8x8 will work with you to transfer your existing cell phone number to a personal plan if you so desire by February 28, 2006). 8x8 will discontinue your access to PeopleSoft, Packet8 Administration, and other internal systems on January 24, 2006, though access to your 8x8 e-mail will be continued through February 28, 2006. You will deliver all 8x8 property back to the company on or before January 23, 2007 at your final exit interview, except that 8x8 agrees to allow you to continue to utilize your existing Packet8 pilot and production accounts and equipment after January 23, 2007 for so long as you remain an active and helpful member of the Packet8 beta testing community.
  WAIVER. You hereby waive any and all claims against 8x8, Inc., its affiliates and subsidiaries (herein "8x8"), and 8x8's officers, directors, employees, consultants and contractors.

Thanks for your cooperation and for your many contributions to 8x8.

Sincerely	Approved:__________________________________ Barry Andrews

Bryan R. Martin
Chairman & CEO, 8x8, Inc.